UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2010
MYLAN INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-9114 (Commission File Number)	25-1211621 (I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA (Address of Principal Executive Offices)	15317 (Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02. Results of Operations and Financial Condition.
     On February 25, 2010, Mylan Inc., a Pennsylvania corporation, issued a press release reporting its financial results for the period ended December 31, 2009. A copy of the press release is attached hereto as Exhibit 99.1.
     The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          (c) On February 25, 2010, Mylan Inc. (“Mylan” or the “Company”) announced that John Sheehan had been named Executive Vice President and Chief Financial Officer of the Company. Sheehan, age 49, will join Mylan on April 1, 2010.
          Mr. Sheehan currently serves as the Chief Financial Officer of Delphi Automotive LLP (“Delphi”). Prior to his appointment as CFO, he had held several senior management positions at Delphi, including chief restructuring officer, chief accounting officer and controller. Before joining Delphi in 2002, he was a partner at KPMG LLP, a global professional accounting firm, where he worked for twenty years in multiple roles of increasing responsibility and exposure. His experience included a number of assignments in the United States, England, and Germany with a variety of KPMG's top-tier clients.
          A copy of the press release issued by the Company regarding Mr. Sheehan’s appointment is attached as Exhibit 99.2. Upon joining the Company, Mr. Sheehan will serve as the principal financial officer, a role currently held by Daniel C. Rizzo, Jr., Mylan's Senior Vice President, Chief Accounting Officer and Corporate Controller.
          (e) On February 24, 2010, the Company and Mr. Sheehan entered into an Executive Employment Agreement (the “Employment Agreement”) and a Transition and Succession Agreement (the “T&S Agreement”), in each case effective as of April 1, 2010.
Employment Agreement
          The Employment Agreement has an initial term of three years (i.e., through April 1, 2013) and may be extended or renewed upon mutual agreement of the parties. Pursuant to the Employment Agreement, Mr. Sheehan is entitled to an annual base salary of $600,000 and will be eligible for a discretionary annual bonus equal to 100% of base salary. In addition, on his commencement date Mr. Sheehan will be granted stock options to purchase 80,000 shares of the Company’s common stock and 16,000 restricted stock units, both of which awards will vest ratably over three years, in each case provided that Mr. Sheehan remains employed by the Company on each applicable vesting date.
          In the event of Mr. Sheehan’s termination of employment without “cause”, for “good reason” (each as defined in the Employment Agreement), or by reason of death or disability, Mr. Sheehan will be entitled to receive, in addition to his accrued benefits, a lump sum equal to the sum of (a) his then-current annual base salary plus (b) an amount equal to the bonus that he would have been entitled to receive for the year in which termination occurs, pro rated based on the portion of the year he was employed by the Company. Amounts payable upon death or incapacity will be reduced by other disability or death benefits that Mr. Sheehan or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company. Mr. Sheehan will also be entitled to continuation of employee benefits for a period of 12 months following termination of employment with the Company. During the term of the Employment Agreement and for a period of one year following termination of employment for any reason, Mr. Sheehan may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.
T&S Agreement
          Mr. Sheehan’s T&S Agreement governs the terms of his employment commencing on the occurrence of a “change of control” (as defined in the T&S Agreement), and continues for the two year period following which a change of control occurs.
          The agreement provides that upon a termination without “cause” or for “good reason” or by reason of Mr. Sheehan’s death or disability (each as defined in the T&S Agreement), the Company shall pay to Mr. Sheehan a lump sum in cash equal to three times the sum of: (i) Mr. Sheehan’s then-current annual base salary, plus (ii) an amount equal to the highest bonus determined under the Employment Agreement or paid to Mr. Sheehan under the T&S Agreement (in the case of Mr. Sheehan’s death or disability, reduced by any disability or death benefits that he or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company). Mr. Sheehan also will be entitled to continuation of employee benefits for a period of three years following termination of employment with the Company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release of the registrant, dated February 25, 2010.

99.2	Press release of the registrant, dated February 25, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.
Date: February 25, 2010	By:	/s/ Heather Bresch
Heather Bresch
President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the registrant, dated February 25, 2010.

99.2	Press release of the registrant, dated February 25, 2010.